FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Signs Merger Agreement with Affiliates of NWJ Companies, Inc.

NEWARK, N.J., June 16, 2008 - Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) and NWJ Companies, Inc. ("NWJ"), a privately owned real estate development company, announced today that they have entered into a definitive merger agreement providing for a purchase price of $3.88 per share in cash for each of the approximately 7.9 million Wilshire common shares outstanding. The $3.88 per share cash purchase price represents a 23% premium to the average closing price of Wilshire's common stock for the thirty trading days preceding today's announcement. Friedman, Billings, Ramsey & Co., Inc. acted as financial advisor to Wilshire.

Under the merger agreement, Wilshire may continue to solicit proposals for alternative transactions from third parties for the 30-day period ending July 16, 2008. There can be no assurances that any such solicitation will result in an alternative transaction. Wilshire does not intend to disclose developments with respect to this solicitation process unless and until its board of directors has made a decision regarding any alternative proposals that may be made.

Sherry Wilzig Izak, CEO of Wilshire, said, "We are pleased to deliver solid value to our shareholders in a very difficult market environment. This merger agreement is the result of months of hard work by everyone involved, and we are proud of what we have accomplished."

Mr. Nickolas W. Jekogian III, CEO of NWJ, said, "This transaction is a major step forward in the implementation of our long-term growth strategy. We look forward to adding Wilshire's outstanding properties to the growing NWJ portfolio." He added that Olympus Capital Group acted as financial advisor to NWJ Companies, and is now focusing on additional portfolio opportunities for NWJ.

Completion of the transaction - expected to occur during the third quarter of 2008 -- is subject to customary closing conditions, including approval of the transaction by Wilshire's stockholders. Stockholders will be asked to vote on the proposed transaction at a stockholders' meeting that will be held on a date to be announced. Holders of the company’s common stock representing approximately 26.5% of the voting power of Wilshire's capital stock have agreed to vote their shares in favor of the merger.

About NWJ Companies, Inc.
NWJ Companies (www.nwjcompanies.com) is a privately owned multi-family real estate investment and redevelopment organization that owns approximately 4,000 units in 18 markets nationwide. Through its Signature Community brand (www.asignaturecommunity.com), properties are designed and managed with a focus on customer service, including building amenities and special incentive programs for residents. Signature Community holdings are located in the Mid-Atlantic, Midwest and Western regions of the United States. The Company was founded in 1991 by Nickolas W. Jekogian III.

About Wilshire Enterprises
Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Texas and New Jersey. Wilshire’s portfolio of properties includes five rental apartment properties with 950 units, 11 condominium units, two office buildings and a retail/office center with approximately 200,000 square feet of office and retail space, and slightly more than 19 acres of land.

FORWARD-LOOKING STATEMENT:

Any non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, general economic conditions, industry specific conditions and the possibility that Wilshire may be adversely affected by other economic, business, and/or competitive factors, as well as other risks and uncertainties disclosed in Wilshire's 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:
In connection with the proposed merger, Wilshire Enterprises will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Wilshire Enterprises security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail to the company at 1 Gateway Center, Newark, New Jersey, or by telephone to 201-420-2796.
Wilshire and its directors and officers may be deemed to be participants in the solicitation of proxies from Wilshire's stockholders with respect to the merger. Information about Wilshire Enterprises directors and officers and their ownership of Wilshire common stock is set forth in the Wilshire proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

Company Contact:	Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact:	Neil Berkman, Berkman Associates, 310-826-5051